Exhibit 99.1

Contact: Igor Khislavsky
Director, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION
OF GRACE D. LIEBLEIN TO BOARD OF DIRECTORS

BOSTON, MASSACHUSETTS - June 14, 2017 - American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Grace D. Lieblein as a director.

Ms. Lieblein joined General Motors (GM) in 1978 and has held a variety of leadership positions at GM in engineering, supply chain management and international operations, including as Vice President, Global Quality from 2014 to 2015, Vice President, Global Purchasing and Supply Chain from 2012 to 2014, GM Brazil President from 2011 to 2012 and GM Mexico President from 2008 to 2011. In addition, Ms. Lieblein is a director of Southwest Airlines Co. and Honeywell International Inc.

“We are extremely pleased to welcome Grace Lieblein to our Board of Directors,” said Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower. “Grace brings a wealth of global operational and strategic experience, stemming from her tenure at GM, including a deep knowledge of doing business in Latin America, where she led operations in Brazil and Mexico. We believe that Grace will make a tremendous contribution to our Board as we execute on our U.S. and global growth strategy, innovation initiatives and operational excellence programs.”

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 147,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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